Exhibit 12.3
US AIRWAYS, INC.
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions, except ratio amounts)

	Successor Company (a)		Predecessor Company (a)
	Six-Months Ended	Three Months Ended	Nine Months Ended	Year Ended	Nine Months Ended	Three Months Ended	Years Ended
	June 30,	December 31,	September 30,	December 31,	December 31,	March 31,	December 31,
	2006	2005	2005	2004	2003	2003	2002	2001

Income (Loss) before income taxes and cumulative effect of change in accounting principle	$248	$(120)	$278	$(585)	$(154)	$1,613	$(1,914)	$(1,787)

Add:
Interest expense	107	65	224	238	165	74	325	297
Interest factor portion of rentals	113	53	167	229	169	56	246	291

	220	118	391	467	334	130	571	588

Earnings (Losses) before income taxes and fixed charges	$468	$(2)	$669	$(118)	$180	$1,743	$(1,343)	$(1,199)

Computation of fixed charges:
Interest expense	$107	$65	$224	$238	$165	$74	$325	$297
Interest factor portion of rentals	113	53	167	229	169	56	246	291
Capitalized Interest	1	1	1	5	—	—	3	10

Fixed Charges	$221	$119	$392	$472	$334	$130	$574	$598

Ratio of earnings to fixed charges	2.12	N/A	1.71	N/A	N/A	13.41	N/A	N/A

Earnings insufficient to cover fixed charges	N/A	$121	N/A	$590	$154	N/A	$1,917	$1,797

(a)	In connection with emergence from the first bankruptcy in March 2003 and the second bankruptcy in September 2005, US Airways adopted fresh-start reporting in accordance with AICPA Statement of Position 90-7, “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code.” As a result of the application of fresh-start reporting, the financial statements for the periods prior to March 31, 2003 are not comparable with the financial statements for the period April 1, 2003 to September 27, 2005, nor are any of such periods comparable to periods after September 27, 2005. References to “Successor Company” refer to US Airways following the application of fresh-start reporting upon emergence from the second bankruptcy, and references to “Predecessor Company” refer to US Airways prior to the application of fresh-start reporting upon emergence from the second bankruptcy.